Exhibit 12.1
ECOPETROL S.A.

Computation of Ratios of Earnings to Fixed Charges

The following table sets forth Ecopetrol’s consolidated ratio of earnings to fixed charges for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and for the nine-month periods ended September 30, 2009 and 2008, in accordance with Colombian Government Entity GAAP (express in millions of pesos).

	For the year ended December 31,					For the period ended September 30,
Period	2008	2007	2006	2005	2004	2009	2008
	Consolidated, audited					Consolidated, unaudited
Pre-tax income before minority interest	16,011,204	7,065,304	4,891,142	4,288,331	2,916,389	4,909,690	13,303,972
Income from equity investees	(110,824)	(881)	-	-	-	(18,801)	(12,561)
Loss from equity investees	185,606	115	-	-	-	-	-
Dividends from unconsolidated subsidiaries	(39,468)	(25,387)	(36,093)	(29,525)	(41,245)	(31,687)	(39,468)
Pre-tax income before adjustments for minority interests and income (loss) from equity investees	16,046,518	7,039,151	4,855,049	4,258,806	2,875,144	4,859,202	13,251,943
Fixed Charges	46,896	23,523	25,668	26,074	29,088	131,459	15,590
Pre-tax income before adjustments for minority interests and income (loss) from equity investees plus fixed charges	16,093,414	7,062,674	4,880,717	4,284,880	2,904,232	4,990,661	13,267,533

Fixed Charges
Interest Expenses	19,376	1,021	6,994	6,737	14,686	113,348	541
Estimated interest within rental expense	27,520	22,502	18,674	19,337	14,402	18,110	15,049
Total Fixed Charges	46,896	23,523	25,668	26,074	29,088	131,459	15,590

Ratio of Earnings to fixed charges	343.17	300.24	190.15	164.34	99.84	37.96	851.05
Source: Ecopetrol’s financial statements.

The following table sets forth Ecopetrol’s consolidated ratio of earnings to fixed charges for the years ended December 31, 2008, 2007 and 2006 and for the nine-month periods ended September 30, 2009 and 2008, in accordance with U.S. GAAP (express in millions of pesos).

	Consolidated
	For the year ended December 31,			For the period ended September 30,
Period	2008	2007	2006	2009	2008
	Consolidated, audited			Consolidated, unaudited
Pre-tax income before minority interest	13,427,443	8,710,648	7,765,863	6,300,728	12,322,796
Income from equity investees	(401,340)	(748,159)	(22,483)	(314,537)	(652,233)
Loss from equity investees	-	-	-	-	-
Dividends from unconsolidated subsidiaries	(39,468)	(25,387)	(36,093)	(31,687)	(39,468)
Pre-tax income before adjustments for minority interests and income (loss) from equity investees	12,986,635	7,937,102	7,707,287	5,954,504	11,631,095
Fixed Charges	92,082	69,246	79,715	182,388	59,392
Pre-tax income before adjustments for minority interests and income (loss) from equity investees plus fixed charges	13,078,717	8,006,348	7,787,002	6,136,892	11,690,487

Fixed Charges
Interest Expenses	75,228	54,783	68,881	165,545	44,343
Interest Capitalized	-	1,228	1,635	-	-
Estimated interest within rental expense	16,854	13,235	9,199	16,843	15,049
Total Fixed Charges	92,082	69,246	79,715	182,388	59,392

Ratio of Earnings to fixed charges	142.03	115.62	97.69	33.65	196.83
Source: Ecopetrol’s financial statements.